Exhibit 10.1

PROMISSORY NOTE

US$1,700,000.00	Issue Date: August 26, 2025

For value received, Perfect Moment Ltd., a Delaware corporation (referred to as the “Obligor”), promises to pay Max Gottschalk and Jane Gottschalk or their assigns (collectively, “Holder”), the principal sum of US$1,700,000.00 (“Principal”), together with interest on the unpaid portion of said Principal amount from the date hereof until paid at the rate of 12.00% (computed on the actual days outstanding and based on a 360-day year) (the “Note”).

1. This Note shall be repayable as follows:

a) Payment Schedule and Maturity Date. The Obligor shall pay interest to the Holder on the aggregate outstanding principal amount of this Note at the rate of 12.00% per annum. Accrued interest shall be payable monthly, in cash, on the last calendar day of each month, beginning September 30, 2025, and ending on August 18, 2030 (“Maturity Date”) (each, an “Interest Payment Date”). All outstanding Principal and any accrued but unpaid interest (and any other amounts owed) shall be due and payable on the Maturity Date. If any Interest Payment Date (including the Maturity Date) is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day.

b) Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

c) All payments shall be made by check at the executive offices of the Holder, by wire transfer of immediately available funds to an account at a bank designated in writing by the Holder or by other consideration acceptable to the Holder. All payments shall be applied first to accrued interest and thereafter to Principal.

2. This Note may be prepaid in whole or in part at any time, without penalty or premium of any kind. All prepayments made by Obliger under this Note shall be paid pursuant to Section 1(c) above.

3. Upon the occurrence of any Event of Default (as defined below) and during its continuance, the Holder, at their option and upon written notice to the Obligor (which notice is not required in the case of an Event of Default under Sections 4(c) or 4(d) below), may declare this Note to be immediately due and payable. All Principal, together with all accrued and unpaid interest, shall become due and payable immediately. Payments shall be applied first to accrued interest and then to Principal. An “Event of Default” shall occur if any of the following events takes place: (a) the Obligor fails to timely pay any Principal due under this Note on the date it becomes due and payable, or if such date is not a business day, the next business day thereafter; (b) the Obligor admits inability to pay debts as they become due; (c) the Obligor files any petition or action for relief under bankruptcy, reorganization, insolvency, moratorium, or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing; or (d) an involuntary petition is filed against the Obligor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect), or a custodian, receiver, trustee, assignee for the benefit of creditors, or similar official is appointed to take possession, custody, or control of any property of the Obligor.

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4. This Note shall be binding upon and inure to the benefit of the Obligor and the Holder and their respective successors and permitted assigns. The Holder may assign this Note in whole or in part with or without recourse without the consent of the Obligor. The Obligor may not assign or transfer any interest hereunder.

5. THIS NOTE, AND ALL DISPUTES AND CONTROVERSIES ARISING HEREFROM OR RELATED HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD APPLY TO ANY OTHER LAW.

IN WITNESS WHEREOF, Obliger and Holder have executed this Promissory Note as of the date first written above.

OBLIGOR:

PERFECT MOMENT LTD.

By:	/s/ Chath Weerasinghe
Name:	Chath Weerasinghe
Title:	Chief Financial and Operating Officer

HOLDER:

MAX GOTTSCHALK

/s/ Max Gottschalk

JANE GOTTSCHALK

/s/ Jane Gottschalk

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